Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-233663) and the related prospectus of Canadian Imperial Bank of Commerce for the registration of its senior debt securities and to the incorporation by reference therein of our reports dated December 5, 2019 with respect to the consolidated financial statements of Canadian Imperial Bank of Commerce and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce included in its Annual Report on Form 40-F for the year ended October 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 16, 2019